Nicholas Applegate Institutional Funds

Period: April 1, 2002 - March 31, 2003

RULE 10f-3 TRANSACTION SUMMARY
Security	Symbol	Price	Shares	Price	Executing Broker	Affiliated Broker
Collins & Aikman	CKC	$ 10.00	43,100	$ 431,000.00	Merrill Lunch	Dresdner Kleinwort Wasserstein

Aquila, Inc	ILA	$ 7.50	51,100	$ 383,250.00	Credit Suisse First Boston	Credit Lyonnais

Duke Energy	DUK	$ 18.35	34,300	$ 629,405.00	Morgan Stanley	Credit Lyonnais and Dresdner Kleinwort Wasserstein

TXU Corp	TXU	$ 14.75	20,900	$ 308,275.00	Merrill Lynch	Credit Lyonnais